Exhibit 3.7

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FINTECH GROUP, INC.

ARTICLE I

NAME

The name of this corporation is:

FINTECH GROUP, INC.

ARTICLE II

STOCK

The corporation shall have authority to issue in the aggregate 260,000,000 shares of stock. Such shares shall be divided into two classes as follows:

(a) Two Hundred Fifty Million (250,000,000) shares of common stock, par value $0.001 per share. When, as and if the shareholders of the Corporation vote to restructure the Corporation’s issued and outstanding shares of common stock by either a forward (up to the authorized share capital) or reverse split of the issued and outstanding shares of common stock, the authorized capital remains the same and does not forward or reverse split along the issued and outstanding shares of common stock.

(b) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share. The shares of said preferred class may be divided into and issued in series, and authority is hereby vested in the Board of Directors, subject to the limitations and procedures prescribed by law, to divide or issue any part or all of such preferred class into any number of series and to fix, determine, or amend the relative rights and preferences for the shares of any series so established that is wholly un-issued.

Within any limits stated in these articles or in the resolution of the Board of Directors establishing a series, the Board of Directors may, after the issue of shares of a series, amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number or shares of that series, and the number of shares constituting the decrease shall resume the status which they had before the adoption of the resolution establishing the series.

ARTICLE III

CUMULATIVE VOTING

Shareholders of this corporation shall not have the right to cumulate votes for the election of directors.

ARTICLE IV

PREEMPTIVE RIGHTS

No shareholder of this corporation shall have, as such holder, any preemptive or preferential right or subscription right to any stock of this corporation or to any obligations convertible into stock of this corporation, or to any warrant or option for the purchase thereof, except to the extent provided by written agreement with this corporation.

ARTICLE V

DIRECTORS

(a) The Board of Directors is expressly authorized to make, alter, and repeal the Bylaws of the corporation, subject to the power of the shareholders of the corporation to change or repeal such Bylaws.

(b) To the fullest extent permitted by the laws of the State of Florida, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Article shall not adversely affect a director of this corporation with respect to any conduct of such director occurring prior to such amendment or repeal.

ARTICLE VI

BYLAWS

The Authority to make bylaws for the corporation is hereby expressly vested in the Board of Directors of this corporation, subject to the power of the majority of the shareholders to change or repeal such bylaws. Any such change in the bylaws must be in agreement by the majority (fifty percent or more) of the shareholders. The Board of Directors shall not make or alter any bylaws fixing their qualifications, classifications, terms of office or extraordinary powers without first securing the approval of the majority (fifty percent or more) of the shareholders. Such Majority approval may be obtained by the Board of Directors without the necessity of a Special or Extraordinary General Meeting of the corporation’s shareholders. Such Majority shareholder approval may be obtained by consent of a majority (fifty percent or more) of the shareholders or a polling of the shareholders by telephone or telefax.

ARTICLE VII

SHAREHOLDER VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

To be adopted by the shareholders, the following actions must be approved by each voting group of shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group:

(a)	Amendment of the Articles of Incorporation;

(b)	A plan of merger or share exchange;

(c)	The sale, lease, exchange or other disposition of all or substantially all of the corporation’s assets, other than in the usual and regular course of business; or

(d)	Dissolution of the corporation.

Executed this 29th day of August 2006

/s/ Benjamin Mumford
Benjamin Mumford
Director

JOINT CONSENT TO ACTION

BY DIRECTORS AND SHAREHOLDERS

IN LIEU OF SPECIAL MEETINGS OF

THE DIRECTORS AND SHAREHOLDERS OF

FINTECH GROUP, INC.

Pursuant to the provisions of Section 607.1006 of the Florida statutes, the undersigned, constituting the sole director and majority of the shareholders (collectively, the “Shareholders”) of Fintech Group, Inc., a Florida corporation (the “Corporation”), hereby executes this Consent of Action in lieu of attending and voting at a special meeting of the directors and a special meeting of the shareholders of the Corporation.

AMENDED AND RESTATED ARTICLE OF INCORPORATION

RESOLVED: that the Corporation amend and restate its Articles of Incorporation, in the form attached hereto.

RESOLVED: that the President of the Corporation is hereby directed to sign and deliver the Amended and Restated Articles of Incorporation to the Florida Secretary of State in the form necessary to comply with the filing requirements of Section 607.1006 of the Florida statues for this Corporation to so amend and restate its Articles of Incorporation.

The execution of this Consent shall constitute a written waiver of any notice required by the Florida corporate laws and the Corporation’s Articles of Incorporation and Bylaws. The shares voting to amend and restate the Articles of Incorporation is 30,000,000 shares of common stock out of 30,081,117 shares of common stock issued and outstanding. This shareholder vote represents consent of 99.73% of the shareholders.

THEREFORE, the undersigned sole director hereby executes this Consent of Action this 29th Day of August 2006.

Director:

/s/ Benjamin Mumford
Benjamin Mumford